UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 14, 2009

_________________________

LSI CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-10317	94-2712976
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Barber Lane
Milpitas, California 95035
(Address of principal executive offices, including zip code)

(408) 433-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At our annual meeting of stockholders on May 14, 2009, our stockholders approved our amended Incentive Plan. Under that plan, we link participating employees' cash incentive compensation to the company's performance in a way intended to enable us to receive a federal income tax deduction for that compensation.  The principal changes to the plan were:

•	To allow for performance periods longer or shorter than a calendar year.
•	To change the annual maximum award per person to a three-year minimum.
•	To include additional timing of payment provisions to comply with Section 409A of the Internal Revenue Code.

Item 8.01	Other Events.

On May 15, 2009, all outstanding 6.5% Convertible Subordinated Notes due 2009 of Agere Systems Inc. (the “Notes”) were called for redemption on June 15, 2009 at a redemption price of 100.43% of the principal amount of the Notes plus accrued interest to the redemption date.  As of May 15, 2009, $243.0 million aggregate principal amount of the Notes were outstanding.  The aggregate redemption price will be approximately $244.0 million, assuming that no holders of Notes convert their Notes into our common stock.  We will pay the redemption price of the Notes from cash on hand.

As a result of the redemption, we will incur a pre-tax charge of approximately $1.0 million and realize non-cash income of approximately 1.6 million that will be reflected in our results for the quarterly period ended July 5, 2009.

Item 9.01	Financial Statements and Exhibits.

10.1	LSI Corporation Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LSI CORPORATION

By:	/s/ Bryon Look
Bryon Look Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Date: May 18, 2009